Exhibit 8.1

MCGRATH NORTH MULLIN & KRATZ, PC LLO

SUITE 3700 FIRST NATIONAL TOWER

1601 DODGE STREET

OMAHA, NEBRASKA 68102

PH: (402) 341-3070

November 29, 2006

Supertel Hospitality, Inc.

309 N. 5th Street

Norfolk, NE 68701

Ladies and Gentlemen:

We have acted as counsel to Supertel Hospitality, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a Form S-11 (the “Registration Statement”) with respect to the issuance (the “Offering”) of up to 8,050,000 shares of common stock of the Company (the “Common Stock”). The Registration Statement will be filed with the Securities and Exchange Commission (“SEC”) on November 29, 2006. You have requested our opinion as to certain United States material federal income tax matters in connection with the Offering.

In connection with our opinion, we have examined and relied upon the following:

1. the Company’s Articles of Incorporation, together with the Company’s By-laws, and any amendments or restatements thereto, each as certified by the Secretary of the Company;

2. the Declaration of Trust of Supertel Hospitality REIT Trust (“SHRT”), together with SHRT’s By-laws, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the direct, controlling owner of SHRT;

3. the Declaration of Trust of E&P REIT Trust (“E&P”), together with E&P’s By-laws, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the direct, controlling owner of E&P;

4. the Articles of Incorporation of Supertel Hospitality Management, Inc. (“SHM”), together with SHM’s By-laws, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the direct, controlling owner of SHM;

5. the Certificate of Formation of SPPR Holdings, Inc. (“SPPR Holdings”), together with SPPR Holdings’ By-laws, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the direct, controlling owner of SPPR Holdings;

6. the Certificate of Limited Partnership of Supertel Limited Partnership (“SLP”),

Supertel Hospitality, Inc.

November 29, 2006

together with SLP’s Partnership Agreement, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the indirect, controlling owner of SLP;

7. the Certificate of Limited Partnership of Solomons Beacon Inn Limited Partnership (“SBILP”), together with SBILP’s Partnership Agreement, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the indirect, controlling owner of SBILP;

8. the Certificate of Limited Partnership of E&P Financing Limited Partnership (“E&PLP”), together with E&PLP’s Partnership Agreement, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the indirect, controlling owner of E&PLP;

9. the Articles of Organization of SPPR Hotels, LLC (“SPPR Hotels”), together with SPPR Hotels’ Operating Agreement, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the indirect, controlling owner of SPPR Hotels;

10. the Articles of Organization of SPPR-South Bend, LLC (“SPPR South Bend”), together with SPPR-South Bend’s Operating Agreement, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the indirect, controlling owner of SPPR South Bend. Collectively, SLP, SBILP, E&PLP, SPPR Hotels and SPPR South Bend will be referred to as the “Operating Partnerships”;

11. the Master Leases entered into between TRS Leasing, Inc. (“TRS”), a Virginia corporation, or its wholly owned subsidiaries, TRS Subsidiary, LLC and SPPR TRS Subsidiary, LLC, and the Operating Partnerships, a form of which is attached to the Officer’s Certificate (as defined below);

12. the Articles of Incorporation of TRS, together with TRS’ By-laws, and any amendments or restatements thereto, and the taxable REIT subsidiary election for TRS, each as certified by the Secretary of the Company as the indirect, controlling owner of TRS;

13. the Articles of Organization of TRS Subsidiary, LLC and SPPR TRS Subsidiary, LLC (the “Corporate Subsidiaries”), together with their Operating Agreements, and any amendments or restatements thereto, each as certified by the Secretary of the Company as the indirect, controlling owner of the Corporate Subsidiaries;

14. the Certificate of Formation or Articles of Organization, as applicable, and the Partnership Agreement or Limited Liability Company Operating Agreement, as applicable, of each other partnership or limited liability company in which the Company directly or indirectly owns an interest, as set forth in the Officer’s Certificate (the “Partnership/Limited Liability Company Subsidiaries”);

15.	the Registration Statement and amendments thereto, including the prospectus contained as a part thereof;

16. the certificate dated November 29, 2006, and executed by a duly appointed officer of the Company (the “Officer’s Certificate”); and

17. such other documents, records and matters of law as we have deemed necessary or appropriate for rendering this opinion.

Supertel Hospitality, Inc.

November 29, 2006

In our examination, we have assumed (i) the authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies, (iii) the authority and capacity of the individual or individuals who executed any document on behalf of any person or entity to so execute such document, (iv) the genuineness of all signatures on documents examined by us, and (v) the accuracy and completeness of all records made available to us. We have assumed that each unexecuted document submitted to us for our review will be executed in a form materially identical to the form we reviewed. In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate, and have assumed that all representations made “to the best knowledge” of any person will be true, correct and complete as if made without that qualification. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”) or other relevant authorities, we have reviewed the relevant Code provisions, the relevant Regulations and other applicable authorities with the individuals making such representations. We have also assumed, with your consent, that:

1. for the taxable years commencing with the formation of the Company in 1994 through December 31, 2005, and in future taxable years, the Company did and will operate in a manner that will make the representations contained in the Officer’s Certificate true for such years;

2. the Company has not made and will not make any amendments to its organizational documents or allow amendments to the organizational documents of SHRT, SHM, E&P, SPPR Holdings, TRS, the Operating Partnerships, the Corporate Subsidiaries or the Partnership/Limited Liability Company Subsidiaries after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) under the Code for any taxable year; and

3. no action has been or will be taken by the Company, SHRT, SHM, E&P, SPPR Holdings, TRS, the Operating Partnerships, the Corporate Subsidiaries or the Partnership/Limited Liability Company Subsidiaries after the date of this opinion that would have the effect of altering the facts upon which the opinion set forth below is based.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Registration Statement under the caption “Certain Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

1. the Company qualified to be taxed as a REIT pursuant to Sections 856 through 860 of the Code for the period beginning on January 1, 2001 through December 31, 2005, and the Company’s organization and present and proposed method of operation (as represented in the Officer’s Certificate) will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2006, and thereafter; and

2. the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Certain Material Federal Income Tax Considerations” are correct in all material respects, and the discussion thereunder fairly summarizes the United States federal income tax considerations that are likely to be material to a holder of shares of the Common Stock.

Supertel Hospitality, Inc.

November 29, 2006

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for 2006 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other United States federal tax matters or any issues arising under the tax laws of any other country, state or locality. The foregoing opinions are based on current provisions of the Code, the Regulations, published rulings of the Service and other relevant authorities, all of which are subject to change and new interpretation, both prospectively and retroactively. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. Although the conclusions set forth herein represent our best judgment as to the probable outcome on the merits of such matters, the Service and the courts are not bound by, and may disagree with, the conclusions set forth herein. This opinion is rendered only as of the date hereof, and we assume no obligation to update our opinion to address other facts or any changes in law or interpretation thereof that may hereafter occur or hereafter come to our attention. If any one of the statements, representations, warranties or assumptions that we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to McGrath North Mullin & Kratz, PC LLO under the captions “Certain Material Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Yours very truly,

/S/ MCGRATH NORTH MULLIN & KRATZ
McGrath North Mullin & Kratz, PC LLO